                                                                      EXHIBIT 12

                             A. H. BELO CORPORATION
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                                                              Nine Months Ended
                                                      Year Ended December 31,                   September 30,
                                      ----------------------------------------------------   -------------------
                                        1993       1994       1995       1996       1997       1997      1998
                                      --------   --------   --------   --------   --------   --------   --------
Earnings:
     Earnings before income taxes
          and the cumulative effect
          of accounting changes       $ 75,578   $107,897   $111,014   $144,040   $154,122   $111,650   $102,704
     Add:      Total fixed charges      18,792     17,294     32,089     29,009     94,069     65,833     84,062
     Less:     Interest capitalized      1,961        138        957        255        510        432        273
                                      --------   --------   --------   --------   --------   --------   --------
               Adjusted earnings      $ 92,409   $125,053   $142,146   $172,794   $247,681   $177,051   $186,493
                                      ========   ========   ========   ========   ========   ========   ========

Fixed Charges:
     Interest                         $ 16,976   $ 16,250   $ 30,944   $ 27,898   $ 91,288   $ 63,656   $ 81,994
     Portion of rental expense
          representative of the
          interest factor (1)            1,816      1,044      1,145      1,111      2,781      2,177      2,068
                                      --------   --------   --------   --------   --------   --------   --------
               Total fixed charges    $ 18,792   $ 17,294   $ 32,089   $ 29,009   $ 94,069   $ 65,833   $ 84,062
                                      ========   ========   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges   x    4.92  x    7.23  x    4.43  x    5.96  x    2.63       2.69 x     2.22 x
                                      ========   ========   ========   ========   ========   ========   ========

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(1) For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.